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                                                                    EXHIBIT 12.1

                             ATRIUM COMPANIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                        Pro Forma
                                                                                          -----------------------------------------
                                                                                                       Nine Months    Twelve Months
                                                    Year Ended December 31,               Year Ended      Ended          Ended
                                    ----------------------------------------------------  December 31, September 30,  September 30,
                                      1991        1992       1993       1994       1995      1995          1996           1996
                                    -------     -------    -------    -------    -------  -----------  -------------  -------------
FIXED CHARGES:
    Interest expense ...............$   681     $   512    $   377    $   355    $ 2,612    $11,246       $ 8,434       $11,246
    Implicit interest in rent ......  1,166         334        367        500      1,038      1,110           679         1,004
    Amortization of deferred finance
        charges ....................      0           0          0          0        138        138           207           276
        Total Fixed Charges ........  1,847         846        744        855      3,788     12,494         9,320        12,526

Earnings before provision for income
        taxes ......................    470       8,452     10,246      9,795      3,393       (998)        8,364        10,968
Fixed charges ......................  1,847         846        744        855      3,788     12,494         9,320        12,526
                                    -------     -------    -------    -------    -------    -------       -------       -------
        EARNINGS, AS DEFINED .......  2,317       9,298     10,990     10,650      7,181     11,496        17,684        23,494

Ratio of earnings to fixed
    charges ........................    1.3x       11.0x      14.8x      12.5x       1.9x      --             1.9x          1.9x

Deficiency of earnings to fixed
    charges ........................                                                           (998)
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